EXHIBIT 23

Consent of Independent REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File No. 333-274565 on Form S-8 of Muncy Columbia Financial Corporation of our report dated March 6, 2026, relating to our audit of the consolidated financial statements, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K of Muncy Columbia Financial Corporation for the year ended December 31, 2025.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

March 6, 2026